Robert Agdern Elected to Tronox Incorporated Board of Directors

Oklahoma City, May 23, 2006 - Robert D. Agdern has been elected to the Tronox Incorporated (NYSE: TRX, TRX.B) board of directors, effective May 19, 2006.
Agdern, founder of Value Negotiation, a consulting business that provides training for negotiators, has more than 30 years of experience in corporate law, with expertise in the areas of chemical, international and mergers and acquisitions law. Prior to forming his consulting firm in 2002, Agdern served as deputy general counsel responsible for western hemisphere matters for BP PLC from 1999 to 2001.
He began his career as an attorney for Standard Oil Company of Indiana in 1975. In 1978, he was named senior attorney for Amoco Chemical Europe. With Amoco, he held various positions of increasing responsibility, including assistant general counsel and associate general counsel responsible for corporate, chemical and refining and marketing matters and special assignments. In his positions with Amoco and BP, he played a key role in negotiating the sale of Amoco to British Petroleum and led the Federal Trade Commission negotiations to clear BP’s acquisition of ARCO.
Agdern, 56, holds a bachelor of science degree in engineering from the University of Michigan and a juris doctor from George Washington University. He serves on the Advisory and Executive Committee of the Dispute Resolution Research Center at the Kellogg Graduate School of Business, Northwestern University.
Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.
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Media Contact: Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact: Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

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